Exhibit 99.1

LBI Media, Inc. Reports Fourth Quarter and Full Year 2010 Results

Burbank, CA – March 7, 2011 – LBI Media, Inc. reports its financial results for the fourth quarter and year ended December 31, 2010

For the three months ended December 31, 2010, net revenues increased by $4.8 million, or 19%, to $30.7 million, from $25.9 million for the same period in 2009. Net revenues for the twelve months ended December 31, 2010 increased by $12.8 million, or 13%, to $115.7 million, from $102.9 million for the same period in 2009.

Adjusted EBITDA increased by $2.8 million, or 45%, to $9.2 million for the three months ended December 31, 2010, from $6.4 million for the same period in 2009. Adjusted EBITDA for the full year ended December 31, 2010 increased by 3%, or $1.1 million, to $35.7 million as compared to $34.6 million for the year ended December 31, 2009.

Commenting on the company’s earnings results, Lenard Liberman, Chief Executive Officer and President said, “We are pleased to confirm our fourth quarter and full year 2010 results, as we previously announced last month. Our results for the fourth quarter of 2010 represent our fourth consecutive quarter of year-over-year revenue growth. This growth was led by incremental revenues from our national broadcast television network, EstrellaTV, and improved performance from our owned and operated radio and television stations. EstrellaTV is now broadcast in 37 markets that comprise approximately 77% of the U.S. Hispanic television households. We anticipate expanding the reach of EstrellaTV through additional affiliates and other distribution channels.

Our owned and operated radio and television stations also continue to perform well and rank among the top Hispanic stations in their respective markets. Both our owned and operated radio and television stations showed revenue growth in the fourth quarter of 2010. With a strengthening economy and the anticipated growth in the U.S. Hispanic population, we believe that our underlying business units have strong growth prospects.”

Results for the Three Months Ended December 31, 2010

Net revenues increased by $4.8 million, or 19%, to $30.7 million for the three months ended December 31, 2010, from $25.9 million for the same period in 2009. The change was primarily attributable to increased advertising revenue in both our radio and television segments, reflecting strong advertiser demand resulting from our improved station ratings and highly rated national television network, EstrellaTV.

Net revenues for our television segment increased by $3.7 million, or 32%, to $15.4 million for the three months ended December 31, 2010, from $11.7 million for the same period in 2009. This increase was primarily attributable to increased advertising revenue in our television segment, reflecting incremental revenue from our EstrellaTV television network, as well as growth in our California and Texas markets.

Net revenues for our radio segment increased by $1.2 million, or 8%, to $15.3 million for the three months ended December 31, 2010, from $14.1 million for the same period in 2009. Advertising revenues increased in our California and Texas markets.

Total operating expenses increased by $1.8 million, or 8%, to $24.6 million for the three months ended December 31, 2010, as compared to $22.8 million for the same period in 2009. This increase was primarily attributable to a $2.2 million increase in program and technical expenses resulting from incremental costs related to our EstrellaTV network, including satellite, ratings service and related costs, and an increase in amortization of capitalized costs related to the production of our original programming content, partially offset by a $0.2 million decrease in promotional and selling, general and administrative expenses and a $0.2 million decrease in depreciation and amortization expense and loss on sale and disposal of property and equipment.

Adjusted EBITDA(1) increased by $2.8 million, or 45%, to $9.2 million for the three months ended December 31, 2010, as compared to $6.4 million for the same period in 2009. The increase was primarily the result of the increase in net revenues and a decrease in promotional and selling, general and administrative expenses, partially offset by the increase in program and technical expenses.

(1)	We define Adjusted EBITDA as net income or loss less discontinued operations, net of income taxes, plus income tax expense or benefit, gain or loss on sale and disposal of property and equipment, net interest expense, interest rate swap expense or income, impairment of broadcast licenses and long-lived assets, depreciation and amortization, stock-based compensation expense, impairments of equity method investments and equity in gain or loss of equity method investments. Management considers this measure an important indicator of our performance because it eliminates the effects of certain non-cash items, our discontinued operations and our capital structure. This measure should be considered in addition to, but not as a substitute for, or superior to, other measures of liquidity and financial performance prepared in accordance with accounting principles generally accepted in the U.S., such as cash flows from operating activities, operating income or loss and net income or loss. In addition, our definition of Adjusted EBITDA may differ from those of many companies reporting similarly named measures. See tables at the end of this press release for a reconciliation of net (loss) income to Adjusted EBITDA.

We recognized a net loss of $0.5 million for the three months ended December 31, 2010, as compared to income of $0.2 million for the same period of 2009, a change of $0.7 million. This change was primarily attributable to an increase in our income tax provision, and the absence of operations from a radio station that we sold in December 2009, partially offset by an increase in operating income.

Results for the Year Ended December 31, 2010

Net revenues increased by $12.8 million, or 13%, to $115.7 million for the year ended December 31, 2010, from $102.9 million for the same period in 2009. The change was primarily attributable to increased advertising revenue from our EstrellaTV national network, as well as modest overall revenue growth from both our owned and operated stations in our television and radio segments.

Net revenues for our television segment increased by $12.0 million, or 27%, to $55.8 million for the year ended December 31, 2010, from $43.8 million for the same period in 2009. This increase was primarily attributable to increased advertising revenue in our television segment, reflecting incremental revenue from our EstrellaTV national television network, as well as growth in our California and Texas markets.

Net revenues for our radio segment increased by $0.8 million, or 1%, to $59.9 million for the year ended December 31, 2010, from $59.1 million for the same period in 2009. This change was primarily attributable to a modest increase in advertising revenue in our Dallas market, partially offset by slight declines in our Southern California and Houston markets.

Total operating expenses decreased by $108.4 million, or 53%, to $97.9 million for the year ended December 31, 2010, as compared to $206.3 million for the same period in 2009. This decrease was primarily attributable to a $119.3 million decrease in broadcast license and long-lived asset impairment charges. Excluding the impact of the impairment charges, total operating expenses increased by $10.9 million, or 13.6%, to $90.7 million for year ended December 31, 2010. This increase was primarily attributable to a $13.4 million increase in program and technical expenses, resulting from incremental costs related to our EstrellaTV network, including satellite, ratings service and related costs, and an increase in amortization of capitalized costs related to the production of original programming content.

These increases were partially offset by a $1.6 million gain on our assignment of an asset purchase agreement to acquire the selected assets of a radio station to a third party, and a $1.2 million reduction in loss on sale and disposal of property and equipment, resulting from the absence in 2010 of the disposal of certain analog television transmission equipment.

Adjusted EBITDA increased by $1.1 million, or 3%, to $35.7 million for the year ended December 31, 2010, as compared to $34.6 million for the same period in 2009. This change was primarily attributable to the increase in revenues in our television segment and the $1.6 million gain on assignment of an asset purchase agreement to a third party, partially offset by the increase in program and technical expenses.

We recognized a net loss of $9.5 million for the year ended December 31, 2010, as compared to a net loss of $107.3 million for the same period of 2009, a change of $97.8 million. The change was primarily attributable to the $119.3 million decrease in broadcast license and long-lived asset impairment charges, partially offset by a $22.3 million increase in income tax expense and other factors noted above.

Fourth Quarter 2010 Conference Call

We will host a conference call to discuss our financial results for the three months and full year ended December 31, 2010 on Monday, March 7, 2011 at 1:00 PM Eastern Time. Interested parties may participate in the conference call by dialing (877) 719-9789 beginning fifteen minutes prior to the scheduled start time of the call, asking for the “LBI Media, Inc. Fourth Quarter 2010 Results Conference Call”, and providing confirmation code 5327370 to the operator. The conference call will be recorded and made available for replay through Friday, March 11, 2011. Investors may listen to the replay of the call by dialing (888) 203-1112, then entering the passcode 5327370.

Information for Holders of LBI Media’s 8 1/2% Senior Subordinated Notes due 2017

The financial results for LBI Media, Inc.’s year ended December 31, 2010 will be posted on our website at www.lbimedia.com/investors.html. Holders and beneficial owners of LBI Media, Inc.’s 8 1/2% Senior Subordinated Notes due 2017 may access this information by contacting Wisdom Lu at (818) 729-5316 to receive a temporary username and password.

About LBI Media, Inc.

We are a leading Spanish-language entertainment company and one of the largest Spanish-language radio and television broadcasters in the United States, based on revenues and number of stations. We own 21 radio stations (fifteen FM and six AM) and nine television stations in greater Los Angeles, CA (including Riverside, San Bernardino and Orange counties), Chicago, IL, Dallas-Ft. Worth, TX, Denver, CO, Houston, TX, New York, NY, Phoenix, AZ, Salt Lake City, Utah, and San Diego, CA. In addition, we own “EstrellaTV”, a leading Spanish-language national television broadcast network in the United States. We also own four television production facilities that we use to produce our core television programming. We are affiliated with television stations in various states and along with our owned and operated television stations, broadcast EstrellaTV in 37 U.S. designated market areas, including nine each in California and Texas, four in Florida, three in Arizona, two in Nevada and one each in Colorado, Illinois, Kansas, Nebraska, New Mexico, New York, North Carolina, Oklahoma, Oregon, and Utah.

Forward Looking Statements

This press release contains certain forward-looking statements within the meaning of the U.S. securities laws. These statements are based upon current expectations and involve certain risks and uncertainties, including those related to the expected future operating performance of our radio stations, television stations and studio operations. Forward-looking statements include but are not limited to information preceded by, or that include the words, “believes”, “expects”, “prospects”, “pacings”, “anticipates”, “could”, “estimates”, “forecasts” or similar expressions. The reader should note that these statements may be impacted by several factors, including economic changes, regulatory changes, increased competition, the timing of announced acquisitions or station upgrades, the successful integration of television and radio assets we acquire, changes in the broadcasting industry generally, and changes in interest rates. Accordingly, our actual performance and results may differ significantly from those anticipated in the forward-looking statements. Please see the recent public filings of our parent, LBI Media Holdings, Inc., for information about these and other risks that may affect us. We and our parent, LBI Media Holdings, Inc., undertake no obligation to update or revise the information contained herein because of new information, future events or otherwise, except as required by law.

Contact: Wisdom Lu, CFA

Chief Financial Officer

(818) 729-5316

Results of Operations:

LBI MEDIA, INC.

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2010	2009	2010	2009
Net revenues	$30,714	$25,859	$115,736	$102,921
Operating expenses:
Program and technical, exclusive of depreciation and amortization shown below	10,918	8,718	38,240	24,848
Promotional, exclusive of depreciation and amortization shown below	1,427	1,184	3,465	3,323
Selling, general and administrative, exclusive of depreciation and amortization shown below	9,168	9,610	39,925	40,132
Depreciation and amortization	2,536	2,444	10,042	9,703
Loss on sale and disposal of property and equipment	548	866	611	1,807
Impairment of broadcast licenses and long-lived assets	—	—	7,222	126,543
Gain on assignment of asset purchase agreement	—	—	(1,599)	—

Total operating expenses	24,597	22,822	97,906	206,356

Operating income (loss)	6,117	3,037	17,830	(103,435)
Interest expense, net of amounts capitalized	(7,082)	(7,086)	(28,158)	(28,300)
Interest rate swap income	750	802	2,088	2,393
Equity in losses of equity method investment	—	(9)	—	(112)
Interest and other income	206	130	775	496

Loss before (provision for) benefit from income taxes and discontinued operations	(9)	(3,126)	(7,465)	(128,958)
(Provision for) benefit from income taxes	(482)	2,654	(2,058)	20,261

Loss from continuing operations	(491)	(472)	(9,523)	(108,697)
Income from discontinued operations, net of income taxes	—	690	—	1,398

Net (loss) income	$(491)	$218	$(9,523)	$(107,299)

Adjusted EBITDA (1)	$9,208	$6,354	$35,731	$34,646

(1)	Refer to our definition of Adjusted EBITDA in footnote (1). Also, see the tables at the end of this press release for a reconciliation of net (loss) income to Adjusted EBITDA.

Results of Operations (continued):

LBI MEDIA, INC.

UNAUDITED SELECTED SEGMENT DATA

(In thousands)

	Three Months Ended December 31,			Twelve Months Ended December 31,
	2010	2009	% Change	2010	2009	% Change
Net revenues:
Radio	$15,282	$14,138	8%	$59,949	$59,120	1%
Television	15,432	11,721	32%	55,787	43,801	27%

Total	$30,714	$25,859	19%	$115,736	$102,921	12%
Total operating expenses before stock-based compensation expense, depreciation, loss on sale and disposal of property and equipment and impairment of broadcast licenses and long-lived assets:
Radio	$8,010	$9,176	-13%	$33,288	$34,597	-4%
Television	13,496	10,329	31%	48,316	33,678	43%

Total	$21,506	$19,505	10%	$81,604	$68,275	20%
Gain on assignment of asset purchase agreement:
Radio	$—	$—	0%	$(1,599)	$—	-100%
Television	—	—	0%	—	—	0%

Total	$—	$—	0%	$(1,599)	$—	-100%
Stock-based compensation expense:
Corporate	$7	$7	0%	$26	$28	-7%

Total	$7	$7	0%	$26	$28	-7%
Depreciation:
Radio	$1,333	$1,241	7%	$5,355	$4,841	11%
Television	1,203	1,203	0%	4,687	4,862	-4%

Total	$2,536	$2,444	4%	$10,042	$9,703	3%
Loss on sale and disposal of property and equipment:
Radio	$229	$150	53%	$299	$182	64%
Television	319	716	-55%	312	1,625	-81%

Total	$548	$866	37%	$611	$1,807	-66%
Impairment of broadcast licenses and long-lived assets:
Radio	$—	$—	0%	$39	$79,040	-100%
Television	—	—	0%	7,183	47,503	-85%

Total	$—	$—	0%	$7,222	$126,543	-94%
Operating income (loss):
Radio	$5,710	$3,571	60%	$22,567	$(59,540)	138%
Television	414	(527)	79%	(4,711)	(43,867)	89%
Corporate	(7)	(7)	0%	(26)	(28)	7%

Total	$6,117	$3,037	201%	$17,830	$(103,435)	117%
Adjusted EBITDA (2)
Radio	$7,272	$4,962	47%	$28,260	$24,523	15%
Television	1,936	1,392	39%	7,471	10,123	-26%

Total	$9,208	$6,354	45%	$35,731	$34,646	-8%

(2)	See footnote (1). Also, see the tables at the end of this release for a reconciliation of operating income (loss) for each segment to Adjusted EBITDA for such segment.

Results of Operations (continued):

LBI MEDIA, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands)

	December 31, 2010	December 31, 2009
Assets
Current assets:
Cash and cash equivalents	$294	$178
Accounts receivable, net	23,344	18,745
Current portion of television program costs, net	640	507
Amounts due from related parties	409	387
Current portion of employee advances	105	241
Prepaid expenses and other current assets	1,578	1,258
Assets held for sale	—	1,403

Total current assets	26,370	22,719

Property and equipment, net	94,163	91,989
Broadcast licenses, net	166,653	161,660
Deferred financing costs, net	4,660	5,915
Notes receivable from related parties	3,034	3,024
Employee advances, excluding current portion	1,790	1,529
Television program costs, excluding current portion	10,181	6,734
Notes receivable from parent	26,055	17,839
Other assets	3,734	4,747

Total assets	$336,640	$316,156

Liabilities and shareholder’s deficiency
Current liabilities:
Cash overdraft	$1,050	$494
Accounts payable	2,858	2,874
Accrued liabilities	8,049	5,535
Accrued interest	8,625	8,610
Amounts due to parent	1,283	1,956
Current portion of long-term debt	1,364	1,355

Total current liabilities	23,229	20,824

Long-term debt, excluding current portion	402,174	375,486
Fair value of interest rate swap	3,146	5,234
Deferred income taxes	20,160	18,482
Other liabilities	2,890	1,579

Total liabilities	451,599	421,605

Shareholder’s deficiency:
Common stock	—	—
Additional paid-in capital	101,787	101,774
Accumulated deficit	(216,746)	(207,223)

Total shareholder’s deficiency	(114,959)	(105,449)

Total liabilities and shareholder’s deficiency	$336,640	$316,156

Results of Operations (continued):

The table set forth below reconciles net (loss) income, calculated and presented in accordance with U.S. generally accepted accounting principles, to Adjusted EBITDA:

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2010	2009	2010	2009
	(In thousands)
Net (loss) income	$(491)	$218	$(9,523)	$(107,299)
Add:
Provision for (benefit from) income taxes	482	(2,654)	2,058	(20,261)
Interest expense and other income, net	6,876	6,956	27,383	27,804
Equity in losses of equity method investment	—	9	—	112
Interest rate swap (income) expense	(750)	(802)	(2,088)	(2,393)
Impairment of broadcast licenses and long-lived assets	—	—	7,222	126,543
Depreciation and amortization	2,536	2,444	10,042	9,703
Loss on sale and disposal of property and equipment	548	866	611	1,807
Stock-based compensation expense	7	7	26	28
Less:
Discontinued operations, net of income taxes	—	(690)	—	(1,398)

Adjusted EBITDA	$9,208	$6,354	$35,731	$34,646

The following is a reconciliation of operating income (loss) to Adjusted EBITDA for the company’s radio segment:

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2010 2009		2010	2009
	(In thousands)
Radio segment operating income (loss)	$5,710	$3,571	$22,567	$(59,540)
Depreciation	1,333	1,241	5,355	4,841
Loss on sale and disposal of property and equipment	229	150	299	182
Impairment of broadcast licenses and long-lived assets	—	—	39	79,040

Radio segment Adjusted EBITDA	$7,272	$4,962	$28,260	$24,523

The following is a reconciliation of operating income (loss) to Adjusted EBITDA for the company’s television segment:

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2010	2009	2010	2009
	(In thousands)
Television segment operating income (loss)	$414	$(527)	$(4,711)	$(43,867)
Depreciation	1,203	1,203	4,687	4,862
Loss on sale and disposal of property and equipment	319	716	312	1,625
Impairment of broadcast licenses and long-lived assets	—	—	7,183	47,503

Television segment Adjusted EBITDA	$1,936	$1,392	$7,471	$10,123